United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(a) and Amendments Thereto Filed Pursuant to § 240.13d-2(a)

Under the Securities Exchange Act of 1934

(Amendment No. 8)*

Vedanta Limited

(Name of Issuer)

Equity shares, par value Re. 1 per equity share

(Title of Class of Securities)

92242Y100

(CUSIP Number)

Vedanta Resources Limited

Attention: Mr. Deepak Kumar

30 Berkley Square, 4th Floor,

London, W1J 6EX

United Kingdom

+44 20 7499 5900

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 23, 2021

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92242Y100	13D	Page 1 of 26 Pages

1	NAMES OF REPORTING PERSONS Vedanta Resources Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,590,189,293
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,590,189,293

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,590,189,293
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 69.7%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 2 of 26 Pages

1	NAMES OF REPORTING PERSONS Vedanta Resources Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,482,846,588
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,482,846,588

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,482,846,588
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 66.8%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 3 of 26 Pages

1	NAMES OF REPORTING PERSONS Twin Star Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mauritius

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,724,805,858
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,724,805,858

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,724,805,858
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 46.4%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 4 of 26 Pages

1	NAMES OF REPORTING PERSONS Volcan Investments Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bahamas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,590,189,293
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,590,189,293

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,590,189,293
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 69.7%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 5 of 26 Pages

1	NAMES OF REPORTING PERSONS Anil Agarwal Discretionary Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bahamas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,590,189,293
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,590,189,293

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,590,189,293
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 69.7%
14	TYPE OF REPORTING PERSON OO (private trust)

CUSIP No. 92242Y100	13D	Page 6 of 26 Pages

1	NAMES OF REPORTING PERSONS Conclave PTC Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bahamas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,590,189,293
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,590,189,293

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,590,189,293
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 69.7%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 7 of 26 Pages

1	NAMES OF REPORTING PERSONS Anil Agarwal
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION India

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,590,189,293
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,590,189,293

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,590,189,293
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 69.7%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 92242Y100	13D	Page 8 of 26 Pages

1	NAMES OF REPORTING PERSONS Vedanta Resources Finance Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 694,526,016
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 694,526,016

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 694,526,016
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 18.7%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 9 of 26 Pages

1	NAMES OF REPORTING PERSONS Vedanta Resources Cyprus Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 694,526,016
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 694,526,016

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 694,526,016
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 18.7%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 10 of 26 Pages

1	NAMES OF REPORTING PERSONS Welter Trading Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 38,241,056
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 38,241,056

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,241,056
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 11 of 26 Pages

1	NAMES OF REPORTING PERSONS Richter Holding Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 656,284,960
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 656,284,960

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 656,284,960
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 17.7%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 12 of 26 Pages

1	NAMES OF REPORTING PERSONS Westglobe Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mauritius

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 44,343,139
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 44,343,139

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,343,139
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.2%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 13 of 26 Pages

1	NAMES OF REPORTING PERSONS Finsider International Company Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 611,941,821
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 611,941,821

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 611,941,821
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 16.5%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 14 of 26 Pages

1	NAMES OF REPORTING PERSONS Vedanta Holdings Mauritius II Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mauritius

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 210,445,341
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 210,445,341

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,445,341
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 5.7%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 15 of 26 Pages

1	NAMES OF REPORTING PERSONS Vedanta Holdings Jersey Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 107,342,705
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 107,342,705

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 107,342,705
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 2.9%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 16 of 26 Pages

1	NAMES OF REPORTING PERSONS Vedanta Holdings Mauritius Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mauritius

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 107,342,705
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 107,342,705

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 107,342,705
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 2.9%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 17 of 26 Pages

1	NAMES OF REPORTING PERSONS Vedanta UK Investment Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 63,514,714
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 63,514,714

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 63,514,714
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.7%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 18 of 26 Pages

1	NAMES OF REPORTING PERSONS Vedanta Netherland Investment BV
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION The Netherlands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 63,514,714
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 63,514,714

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 63,514,714
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.7%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 19 of 26 Pages

Explanatory Note

This Amendment No. 8 to Schedule 13D amends and supplements the Schedule 13D filed with the United States Securities and Exchange Commission (the “SEC”) on September 3, 2014 (as amended to date, the “Statement”), relating to the equity shares, par value Re. 1 per equity share (the “Equity Shares”) of Vedanta Limited (formerly known as Sesa Sterlite Limited), a corporation incorporated under the laws of the Republic of India (the “Issuer”). Capitalized terms used herein without definition shall have the meaning set forth in the Statement.

ITEM 2.	Identity and Background

Item 2 of the Statement is hereby amended and supplemented as follows to add the following Reporting Persons:

Vedanta UK Investment Limited (“UK Investment”); and

Vedanta Netherland Investment BV (“Netherland”).

Netherland is a wholly owned subsidiary of UK Investment, which is a wholly owned subsidiary of VRHL. UK Investment is a company registered in the United Kingdom. Netherland is a company registered in the Netherlands.

The address of the principal business office of UK Investment is 4th Floor, 30 Berkeley Square, London W1J 6EX. The address of the principal business office of Netherland is Strawinskylaan 1143, C-11, 1077 XX Amsterdam, The Netherlands.

Information with respect to the directors and officers of UK Investment, including the name, present principal occupation or employment and citizenship of its director, is listed on the attached Annex A, which is incorporated herein by reference.

During the past five years, none of the Reporting Persons or Related Persons (i) has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 5.	Interest in Securities of the Issuer

Item 5 of the Statement is hereby amended and restated in its entirety by inserting the following information:

(a) – (b)

The following sets forth, as of the date of this Statement, the aggregate number and percentage of Equity Shares beneficially owned by each of the Reporting Persons, as well as the number of Equity Shares as to which each Reporting Person has the sole power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition of as of the date hereof, based on 3,717,196,639 Equity Shares outstanding as of April 16, 2021.

CUSIP No. 92242Y100	13D	Page 20 of 26 Pages

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Mr. Anil Agarwal	2,590,189,293	69.7%	0	2,590,189,293	0	2,590,189,293
Conclave PTC Limited (“Conclave”)	2,590,189,293	69.7%	0	2,590,189,293	0	2,590,189,293
Anil Agarwal Discretionary Trust (the “Trust”)	2,590,189,293	69.7%	0	2,590,189,293	0	2,590,189,293
Volcan Investments Limited (“Volcan”)	2,590,189,293	69.7%	0	2,590,189,293	0	2,590,189,293
Vedanta Resources Limited (“Vedanta”)	2,590,189,293	69.7%	0	2,590,189,293	0	2,590,189,293
Vedanta Resources Holdings Limited (“VRHL”)	2,482,846,588	66.8%	0	2,482,846,588	0	2,482,846,588
Twin Star Holdings Limited (“Twin Star”)	1,724,805,858	46.4%	0	1,724,805,858	0	1,724,805,858
Vedanta Resources Finance Limited (“VRFL”)	694,526,016	18.7%	0	694,526,016	0	694,526,016
Vedanta Resources Cyprus Limited (“VRCL”)	694,526,016	18.7%	0	694,526,016	0	694,526,016
Welter Trading Limited (“Welter”)	38,241,056	1.0%	0	38,241,056	0	38,241,056
Richter Holding Limited (“Richter”)	656,284,960	17.7%	0	656,284,960	0	656,284,960
Westglobe Limited (“Westglobe”)	44,343,139	1.2%	0	44,343,139	0	44,343,139
Finsider International Company Limited (“Finsider”)	611,941,821	16.5%	0	611,941,821	0	611,941,821
Vedanta Holdings Mauritius II Limited (“Mauritius II”)	210,445,341	5.7%	0	210,445,341	0	210,445,341
Vedanta Holdings Jersey Limited (“Jersey”)	107,342,705	2.9%	0	107,342,705	0	107,342,705
Vedanta Holdings Mauritius Limited (“Mauritius”)	107,342,705	2.9%	0	107,342,705	0	107,342,705
Vedanta UK Investment Limited (“UK Investment”)	63,514,714	1.7%	0	63,514,714	0	63,514,714
Vedanta Netherland Investment BV (“Netherland”)	63,514,714	1.7%	0	63,514,714	0	63,514,714

CUSIP No. 92242Y100	13D	Page 21 of 26 Pages

Vedanta is the beneficial owner of 2,590,189,293 Equity Shares, consisting of:

(i)	1,724,805,858 Equity Shares held by Twin Star;

(ii)	401,496,480 Equity Shares held by Finsider;

(iii)	44,343,139 Equity Shares held by Westglobe;

(iv)	38,241,056 Equity Shares held by Welter;

(v)	210,445,341 Equity Shares held by Mauritius II;

(vi)	107,342,705 Equity Shares held by Mauritius; and

(vii)	63,514,714 Equity Shares held by Netherland.

Vedanta is the sole shareholder of VRHL, which is the sole shareholder of Twin Star and VRFL. VRFL is the sole shareholder of VRCL, which is the sole shareholder of each of Welter and Richter. Richter is the sole shareholder of Westglobe and the majority shareholder of Finsider. Finsider is the sole shareholder of Mauritius II. Vedanta is also the sole shareholder of Jersey, which is the sole shareholder of Mauritius. VRHL is the sole shareholder of UK Investment, which is the sole shareholder of Netherland.

Volcan is the sole shareholder of Vedanta, and is wholly owned by the Trust. Conclave is the trustee of the Trust and the sole registered shareholder of Volcan. Mr. Anil Agarwal, the Executive Chairman of Vedanta and protector of the Trust, may be deemed to have beneficial ownership of securities that are beneficially owned by the Trust. Mr. Agarwal disclaims any such beneficial ownership.

None of the other Related Persons beneficially owns any Equity Shares.

CUSIP No. 92242Y100	13D	Page 22 of 26 Pages

Except as set forth in this Item 5(a)-(b), each of the persons named in this Item 5(a)-(b) disclaims beneficial ownership of any Equity Shares owned beneficially or of record by any other person named in this Item 5(a)-(b).

(c)	On November 23, 2021, Twin Star and Netherland made open market purchases of 103,985,286 and 63,514,714 Equity Shares, respectively, at a share per price of INR349.73 and INR349.72, respectively.

(d)	None.

(e)	Not Applicable.

ITEM 7.	Materials to be Filed as Exhibits

Item 7 of the Statement is hereby amended and restated in its entirety as follows:

Exhibit Number	Description

1	Joint Filing Agreement.

CUSIP No. 92242Y100	13D	Page 23 of 26 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    December 7, 2021

VEDANTA RESOURCES LIMITED

By:	/s/ Deepak Kumar
Name:	Deepak Kumar
Title:	Company Secretary

VEDANTA RESOURCES HOLDINGS LIMITED

By:	/s/ Deepak Kumar
Name:	Deepak Kumar
Title:	Director

TWIN STAR HOLDINGS LIMITED

By:	/s/ Sevin Chendriah
Name:	Sevin Chendriah
Title:	Director

VOLCAN INVESTMENTS LIMITED

By:	/s/ Lawrence Collie
Name:	Lawrence Collie
Title:	Director

ANIL AGARWAL DISCRETIONARY TRUST

By:	/s/ Lawrence Collie
Name:	Lawrence Collie
Title:	Director of Trustee

CUSIP No. 92242Y100	13D	Page 24 of 26 Pages

CONCLAVE PTC LIMITED

By:	/s/ Lawrence Collie
Name:	Lawrence Collie
Title:	Director

FINSIDER INTERNATIONAL COMPANY LIMITED

By:	/s/ Deepak Kumar
Name:	Deepak Kumar
Title:	Director

WESTGLOBE LIMITED

By:	/s/ Sevin Chendriah
Name:	Sevin Chendriah
Title:	Director

WELTER TRADING LIMITED

By:	/s/ Alexis Tsielepis
Name:	Alexis Tsielepis
Title:	Director

RICHTER HOLDING LIMITED

By:	/s/ Sanjay Pandit
Name:	Sanjay Pandit
Title:	Director

VEDANTA RESOURCES CYPRUS LIMITED

By:	/s/ Sanjay Pandit
Name:	Sanjay Pandit
Title:	Director

CUSIP No. 92242Y100	13D	Page 25 of 26 Pages

VEDANTA RESOURCES FINANCE LIMITED

By:	/s/ Deepak Kumar
Name:	Deepak Kumar
Title:	Director

VEDANTA HOLDINGS MAURITIUS II LIMITED

By:	/s/ Ashwanee Ramsurrun
Name:	Ashwanee Ramsurrun
Title:	Director

VEDANTA HOLDINGS JERSEY LIMITED

By:	/s/ Deepak Kumar
Name:	Deepak Kumar
Title:	Director

VEDANTA HOLDINGS MAURITIUS LIMITED

By:	/s/ Ashwanee Ramsurrun
Name:	Ashwanee Ramsurrun
Title:	Director

VEDANTA UK INVESTMENTS LIMITED

By:	/s/ Deepak Kumar
Name:	Deepak Kumar
Title:	Director

VEDANTA NETHERLAND INVESTMENTS BV

By:	/s/ E.S. Anink-Tjon Kwan Paw on behalf of
Name:	Amicorp Netherlands B.V
Title:	Director

ANIL AGARWAL

By:	/s/ Anil Agarwal

CUSIP No. 92242Y100	13D	Page 26 of 26 Pages

Annex A

Annex A of the Statement is hereby amended and supplemented by the following:

Vedanta UK Investments Limited

Name	Present Principal Occupation or Employment	Citizenship
Deepak Kumar	Director	United Kingdom